Secure Point Technologies (IMSCQ) Signs a Letter of Intent to Merge With Vivos BioTechnologies

Vivos markets an FDA cleared device that has been shown effective in the potentially permanent resolution of Obstructive Sleep Apnea (OSA).

Secure Point Technologies Inc. (OTC:IMSCQ) (the “Company”) executed a non-binding Letter of Intent (the “LOI”) to acquire Vivos BioTechnologies, Inc. (“Vivos”) in a reverse merger as part of the Company’s plan to emerge from Chapter 11 bankruptcy (the “Transaction”).  Under the terms of the LOI, the Company’s pre-Transaction shareholders will own 33% of the combined company, subject to reduction to 22.5% if certain performance thresholds are met by 2019 or 2020, as set forth in the LOI. Pursuant to the LOI, the Transaction is subject to the satisfaction of certain conditions, including the Company having $7,000,000 of cash on hand, confirmation of the Company’s Plan of Reorganization, the vote of shareholders in favor of the Plan Reinvestment Option pursuant to the Plan of Reorganization, the approval of the Transaction by the Company’s stockholders upon emergence from Chapter 11 and the conversion of the Company to a Delaware corporation.  Pursuant to the LOI, the merged company intends to seek to uplist back to the NASDAQ Exchange when the company is eligible, and in furtherance of that goal, the LOI provides for, but does not require, a reverse stock split after the merger to facilitate a NASDAQ listing.  Company management believes the merger with Vivos consistent with the terms of the LOI will significantly benefit the Company’s shareholders, as compared to a simple liquidation of the Company, because, among other things, it allows the Company’s shareholders to benefit from the value of Vivos’ potential for growth.

Vivos owns a proprietary, patented technology for non-surgical enhancement of a person’s upper airway to resolve the serious medical condition known as sleep apnea.  The Vivos DNA Appliance System has been effective in the resolution of Obstructive Sleep Apnea (OSA) and other sleep and breathing disorders in both children and adults.  Sleep Apnea, is typically treated with a Continuous Positive Airway Pressure device or CPAP, which is thought to be the most effective treatment, though it is not a cure.  However, patients frequently stop using the CPAP device after a short period of time, thus leaving themselves vulnerable to the medical complications from Sleep Apnea. Patients who successfully complete the 12-24 month Vivos treatment may no longer require (CPAP) or Mandibular Advancement (oral devices worn while sleeping over a lifetime).  The FDA cleared Vivos oral appliance treatment is an all-natural, non-invasive, non-pharmaceutical solution effective in addressing some of the underlying causes of OSA.  Researchers have published about 80 clinical studies showing clear and compelling evidence of changes in the overall size and position of the upper airway and surrounding facial structures.  Many of these articles can be found on the Vivoslife.com website.

Statistics regarding the prevalence of sleep disorders in the US vary from study to study, but according to the National Institutes of Health (NIH) website, an estimated 50-70 million American adults suffer with some form of this condition. In addition, the NIH website further states that a comparable percentage (25-30%) of children and adolescents also suffer from sleep disorders.  In the 2011 NIH Sleep Disorders Research Plan the NIH stated that “An estimated 25-30% of the general adult population, and a comparable percentage of children and adolescents, is affected by decrements in sleep health that are proven contributors to disability, morbidity and mortality.”Vivos has trained and certified well over 600 dentists throughout the Unites States and internationally.  These professionals have treated approximately 7,000 patients, many of whom report resolution of their OSA symptoms and health improvements.  The procedure is reimbursed by virtually all medical insurance companies, including Medicare.  Vivos is currently expanding into major metropolitan markets by opening branded clinics focused solely on treating sleep and breathing disorders, and craniofacial pain, featuring the unique clinical advantages of the Vivos DNA Appliance System.  Vivos projects 50-75 centers will open by the end of 2020.

Michael Turmelle, the Company’s Chairman, stated, “We are excited to have identified Vivos to potentially merge with after a substantial search and due diligence process.  Given the resources and assets Secure Point expects to have upon emerging from Bankruptcy, we believe that owning up to 33%

of a company with a technology that may be more revolutionary than Align Technology’s Invisalign product will provide our shareholders with an attractive investment opportunity.”

About Secure Point Technologies, Inc.

Secure Point Technologies, Inc., formerly known as Implant Sciences Corporation, sold substantially all of the Company’s assets, including those relating to the Implant Sciences’ Explosive Trace Detection business, to L3 Communications Corporation in January of 2017.  The Company is working with the various parties in interest in the Chapter 11 bankruptcy proceedings with the goal of emerging from Chapter 11 as a debt free public shell with cash on the balance sheet.  The objective is to either liquidate remaining assets on the basis of a pro rata share of cash value of shares or to acquire another business and emerge as a publicly held operating company listed on the OTC exchange.

Safe Harbor Statement

This press release contains certain “forward-looking statements”.  These statements about the Company’s or its directors’ expectations, beliefs, plans, objectives, assumptions and future events are not statements of historical fact and reflect only the Company’s current expectations regarding these matters. The Company’s actual actions and results may differ materially from what is expressed or implied by these statements due to a variety of factors, including (i) the potential adverse impact of the chapter 11 bankruptcy filings on the Company’s liquidity or results of operations, (ii) changes in the Company’s ability to meet financial obligations during the Chapter 11 bankruptcy process or to maintain contracts that are critical to the Company’s operations, (iii) the outcome or timing of the Chapter 11 bankruptcy process, (iv) proceedings that may be brought by third parties in connection with the Chapter 11 bankruptcy process, (v) the increased administrative costs related to the Chapter 11 bankruptcy process; (vi) the Company’s ability to maintain adequate liquidity to fund operations during the Chapter 11 bankruptcy process and thereafter and (vii) other factors listed from time to time in the Company’s filings with Securities and Exchange Commission.  Forward-looking statements contained in this press release speak only as of the date on which they are made and the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.  For further information on such risks and uncertainties, you are encouraged to review the Company’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended June 30, 2016 and its Quarterly Report on Form 10-Q for the quarters ended September 30, 2016, December 31, 2016 and March 31, 2017.